UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): September 14, 2022 (September 13, 2022)

POINT BIOPHARMA GLOBAL INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39311	85-0800493
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
4850 West 78th Street,
Indianapolis, IN, 46268
(Address of principal executive offices and zip)
(317) 543-9957
Registrant’s telephone number, including area code
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	PNT	The	Nasdaq	Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01. Entry Into a Material Definitive Agreement.

On September 13, 2022, POINT Biopharma Global Inc., a Delaware corporation (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with Piper Sandler & Co. and Guggenheim Securities, LLC, acting as representatives of the several underwriters named therein (collectively, the “Underwriters”), relating to an underwritten public offering (the “Offering”) of 13,900,000 shares (the “Firm Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at a price to the public of $9.00 per share. Pursuant to the Purchase Agreement, the Company granted the Underwriters a 30-day option to purchase up to an additional 2,085,000 shares of Common Stock (the “Option Shares”) on the same terms as the Firm Shares.
The Company estimates that the net proceeds from the Offering will be approximately $117.3 million, or approximately $135.0 million if the Underwriters exercise in full their option to purchase the Option Shares, in each case after deducting underwriting discounts and commissions and estimated offering expenses.
The Offering is being conducted pursuant to an effective registration statements on Form S-3 (Registration No. 333-265981) and a related prospectus and prospectus supplement, in each case filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The closing of the Offering is expected to occur on or about September 16, 2022, subject to customary closing conditions.
The Purchase Agreement contains customary representations, warranties and covenants by the Company, as well as customary indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act, other obligations of the parties and termination provisions. In addition, subject to certain exceptions, the Company, its officers and directors have agreed not to sell or otherwise dispose of any shares of Common Stock or securities convertible into, exchangeable or exercisable for any shares of Common Stock held by them for a period ending 90 days after the date of the final prospectus used to sell Common Stock in the Offering pursuant to the Purchase Agreement without first obtaining the written consent of Piper Sandler & Co. and Guggenheim Securities, LLC.
The Purchase Agreement has been filed as an exhibit hereto. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of the Purchase Agreement and as of specific dates, were solely for the benefit of the parties to the Purchase Agreement, and may be subject to limitations agreed upon by the contracting parties.
The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed as Exhibit 1.1 to this Current Report and is incorporated herein by reference.
A copy of the legal opinion and consent of Bass Berry & Sims PLC, counsel to the Company, with respect to the legality of the issuance and sale of the Firm Shares and the Option Shares in the Offering is filed as Exhibit 5.1 to this Current Report.
Item 8.01. Other Events.
On September 13, 2022, the Company issued a press release announcing that it had priced the Offering. A copy of the press releases are filed herewith as Exhibits 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits
Number	Exhibit
1.1	Purchase Agreement dated September 13, 2022 by and among the Company, Piper Sandler & Co. and Guggenheim Securities, LLC
5.1	Opinion of Bass Berry & Sims PLC
23.1	Consent of Bass Berry & Sims PLC (included in Exhibit 5.1)
99.1	Press Release issued September 13, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 14, 2022	POINT BIOPHARMA GLOBAL INC.
	By:	/s/ Bill Demers
	Name:	Bill Demers
	Title:	Chief Financial Officer